UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8—K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2005

Venture Financial Group, Inc.
(Exact Name of Registrant as specified in its charter)

Washington	0—24024	91 — 1277503
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

721 College Street SE
PO Box 3800
Lacey, Washington 98503
Address of Principal Executive Office and Zip Code

Registrant’s telephone number including area code 360—459—1100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8—K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[	]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR
230.425)

[	]	Soliciting material pursuant to Rule 14a—12 under the Exchange Act (17 CFR
240.14a—12)

[	]	Pre—commencement communications pursuant to Rule 14d—2(b) under the
Exchange Act (17 CFR 240.14d—2(b))

[	]	Pre—commencement communications pursuant to Rule 13e—4(c) under the
Exchange Act (17 CFR 240.13e—4(c))

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Item 2.01     Completion of Acquisition or Disposition of Assets

On September 2, 2005, Venture Financial Group, Inc. (Venture) completed a previously announced merger with Washington Commercial Bancorp (WCB) pursuant to an Agreement and Plan of Reorganization under the terms of which WCB merged with and into Venture, and WCB’s wholly owned subsidiary Redmond National Bank merged with and into Venture’s wholly owned subsidiary Venture Bank. The merger of the subsidiary banks became effective September 3, 2005.

WCB shareholders were entitled to elect to receive either shares of Venture common stock, cash or a combination of cash and Venture common stock for each share of WCB common stock outstanding as of the effective date of the merger. The total estimated value of the acquisition is approximately $24.4 million based on the issuance of 574,608 shares of Venture common stock (and an average Venture stock price of $20.94 during the twenty trading days through and including August 26, 2005) and the payment of $12,354,056.00 of cash to WCB shareholders, which is subject to adjustment pursuant to the Agreement and Plan of Reorganization.

On September 6, 2005, Venture issued a press release announcing the closing of the merger. The press release is attached as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

                    (a)    Not applicable.
                    (b)    Not applicable.
                    (c)    Exhibits.
                            99.1 Press Release

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SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTURE FINANCIAL GROUP, INC.
(Registrant)

Date:	September 7, 2005	By: /s/ Ken F. Parsons, Sr.
Ken F. Parsons, Sr.
President and Chief Executive Officer

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EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contacts:
VENTURE FINANCIAL GROUP
Ken F. Parsons, Sr. — Chairman
(360) 412—2100
kparsons@venture—bank.com

VENTURE FINANCIAL GROUP COMPLETES MERGER WITH WASHINGTON
COMMERCIAL BANCORP; SUBSIDIARY BANKS MERGE

Olympia, WA. September 6, 2005——Venture Financial Group, Inc., parent company of Venture Bank, announced today the completion of its merger with Washington Commercial Bancorp (WCB) and Venture Bank’s merger with WCB’s principal operating subsidiary Redmond National Bank.

The stock and cash transaction, completed on September 2, is valued at approximately $24.4 million. On September 3, Venture Bank began to convert the two Redmond National Bank branches into Venture Bank Financial Centers. The merger continues Venture’s expansion into King County.

Ken F. Parsons, Sr. will continue to lead the combined organization as Chairman and CEO of Venture Financial Group, Inc. James F. Arneson, former President and CEO of Washington Commercial Bancorp and Redmond National Bank, will serve as President of Venture Financial Group, Inc. and as President and CEO of Venture Bank. Before joining Redmond National Bank, Mr. Arneson served Venture Bank for 10 years including time as its Chief Financial Officer.

“We are delighted with this merger,” said Ken F. Parsons, Sr, Chairman & CEO. “The Redmond Financial Centers will benefit from the expanded services that are currently available through Venture Bank. It will also be terrific to get Jim Arneson on board as an experienced CEO president. “

The integration is expected to be completed during the fourth quarter and be accretive to Venture’s earnings per share in 2006. Approximately 574,608 shares of Venture common stock will be issued and $12.4 million in cash paid to WCB shareholders in connection with the merger. The combined organization will have assets of approximately $775 million, deposits of approximately $560 million and shareholders’ equity of approximately $75 million.

“I have had the rare privilege to have worked with two of the finest groups of people anywhere,” stated Jim Arneson, President and CEO. “I am extremely happy to be able to join these two exceptional teams of professionals to provide service to our expanded market.”

As a result of the merger, Venture has restructured its board of directors to include Mr. Arneson and Keith Brewe from the WCB Board of Directors.

About Venture Financial Group, Inc.

Venture Bank now has 17 offices in four western Washington counties and offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products and other banking services. The bank also provides a broad range of investment services through its subsidiary Venture Wealth Management, Inc. Further information is available online at www.venture—bank.com.

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This press release includes forward—looking statements within the meaning of the “Safe—Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in Venture's filings with the Securities and Exchange Commission (the “SEC”). You should not place undue reliance on forward—looking statements and we undertake no obligation to update any such statements. Specific risks in this press release include whether the company has accurately predicted consolidation expenses, the timing and amount of savings from consolidation, management's ability to effectively integrate the companies on time and within budget, and the expected earnings contributions from both companies.

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